EXHIBIT 10.28

VCA ANTECH, INC.
SUMMARY OF CASH BONUS PLAN
FOR EXECUTIVE OFFICERS
2005

      The Compensation Committee has established a cash bonus plan for the Company’s executive officers. Under the plan, the Compensation Committee awards annual cash bonuses to executive officers if the Company and/or the executive achieves performance criteria established by the Compensation Committee. Each year, the Compensation Committee establishes the range of potential bonuses for each executive officer (which are typically set as a percentage of base salary) and the performance criteria for such year. Alternatively, the Compensation Committee may determine to award cash bonuses in its discretion to any particular executive officer.

      For 2004, the Compensation Committee established, for each of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, the potential range of bonuses and applicable performance criteria based on Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain significant items as determined in the discretion of Compensation Committee. The potential bonus amounts for these officers, as percentage of the base salaries of these officers, are set forth in the table below.

		Aggregate Cash Bonus
	Base Cash Bonus (as a	(as a percentage of
	percentage of Base	Base Salary) if 103%
	Salary) if Target	or more of Target
Executive Officer	Satisfied[1]	Satisfied[2]
Chief Executive Officer	50	100
Chief Operating Officer	45	90
Chief Financial Officer	35	70

1 These amounts are prorated if the executive officer or the Company achieves 97% to 100% of the performance target.

2 These amounts are prorated if the executive officer or the Company achieves 100% to 103% of the performance target.

      For the Senior Vice President of Development, the Compensation Committee established a potential bonus ranging from 35% of base salary (if the performance criteria are met) up to 70% of base salary (if 103% of the performance criteria are met). The performance criteria in the case of the Senior Vice President of Development are based on Adjusted EBITDA and an annual development target measured by the aggregate annualized revenue attributable to all acquired businesses during the year. These amounts are prorated if 97% to 103% of the performance criteria are achieved.

      For 2004 the Compensation Committee determined that it would award a cash bonus to the Principal Accounting Officer as determined in the sole discretion of the Compensation Committee. Bonus ranges and performance criteria were not established for this executive officer.

      The Compensation Committee has not established bonus ranges or performance criteria for 2005 as of the date of this filing.